                                                                     EXHIBIT 1.2

                               PRICING AGREEMENT

Goldman, Sachs & Co.,
Alex. Brown & Sons Incorporated,
Dean Witter Reynolds Inc.
c/o Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.

                                                                January 17, 1997

Ladies and Gentlemen:

    American Health Properties, Inc., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 17, 1997 (the "Underwriting Agreement"), between the Company on the one hand and Goldman, Sachs & Co. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to
Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

    An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

    Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

    If the foregoing is in accordance with your understanding, please sign and return to us seven counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                        Very truly yours,


                                        American Health Properties, Inc.



                                        By: /s/ JOSEPH P. SULLIVAN
                                            .................................
                                            Name:  Joseph P. Sullivan
                                            Title: President and Chief
                                                     Executive Officer



Accepted as of the date hereof:

Goldman, Sachs & Co.
Alex. Brown & Sons Incorporated
Dean Witter Reynolds Inc.

By: /s/ MARK L. LOUIE
    .....................................
       (Goldman, Sachs & Co.)





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
                                   SCHEDULE I





                                                                      Principal Amount
                                                                        of Designated
                                                                      Securities to be
                     Underwriter                                          Purchased
                     -----------                                      ----------------
Goldman, Sachs & Co.                                                    $  60,000,000
Alex. Brown & Sons Incorporated                                            20,000,000
Dean Witter Reynolds Inc.                                                  20,000,000
                                                                        -------------
    Total                                                               $ 100,000,000
                                                                        =============




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
                                  SCHEDULE II


TITLE OF DESIGNATED SECURITIES:

    7.05% Notes due January 15, 2002

AGGREGATE PRINCIPAL AMOUNT:

    $100,000,000

PRICE TO PUBLIC:

    99.749% of the principal amount of the Designated Securities, plus accrued interest, if any, from January 15, 1997.

PURCHASE PRICE BY UNDERWRITERS:

    99.049% of the principal amount of the Designated Securities, plus accrued interest from January 15, 1997.

FORM OF DESIGNATED SECURITIES:

    Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC or its designated custodian.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

    Immediately available funds

TIME OF DELIVERY:

    10:00 a.m. (New York City time), January 23, 1997

INDENTURE:

    Indenture dated as of January 15, 1997, between the Company and The Bank of New York, as Trustee

MATURITY:  January 15, 2002.

INTEREST RATE:

    7.05%

INTEREST PAYMENT DATES:

    January 15 and July 15, commencing July 15, 1997





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
REDEMPTION PROVISIONS:

    Redeemable at any time by the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Designated Securities being redeemed plus accrued interest to the redemption date and
    (ii) the Make-Whole Amount (as defined in the Prospectus), if any.

SINKING FUND PROVISIONS:

    No sinking fund provisions

CLOSING LOCATION FOR DELIVERY OF DESIGNATED SECURITIES:

    The Closing will take place at Davis, Graham & Stubbs LLP, Denver, Colorado. The Designated Securities will be delivered to DTC or its designated custodian.


NAMES AND ADDRESSES OF REPRESENTATIVES:

    Designated Representatives:

    Goldman, Sachs & Co.

    Address for Notices, etc.:

    Goldman, Sachs & Co.
    85 Broad Street
    New York, New York 10004.





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